Exhibit 99.2

April 28, 2010

To: Shareholders, Employees and Friends

Hudson Highland Group 2010 First Quarter Financial Results

Market/Economic Observations

The first quarter was characterized by improving economic conditions in virtually all of our markets, although at varying rates of speed and strength.  Our business continues to recover from the recession of 2009—in many markets faster than would be implied simply by the improving macroeconomic conditions.  For example, in the United Kingdom, in an economy that is slowly recovering, our operation experienced revenue growth of 19 percent over the prior year period in constant currency, with permanent recruitment revenue up 31 percent and contract revenue up 18 percent.

Across many of our operations, permanent recruitment is recovering more rapidly than contracting, and faster than we would have expected based on previous economic recoveries.  Normally, we would expect increasing demand to begin in temporary contracting and later impact permanent recruitment.  It is difficult to pinpoint a single cause, but a primary factor is likely the global skills shortage. Even at this early stage of the economic recovery, we believe employers are seeking to augment their work forces in order to buttress their skill base and establish a competitive advantage.  In addition, consistent with the economic recovery, employers are experiencing attrition.  Many commentators expect attrition to accelerate as the recovery takes hold after six quarters of virtually no job movement.

In the first quarter of 2010, increasing demand for recruitment services was most noticeable in large companies, while employment activity among small and medium sized businesses remained slow.  Smaller businesses were hit hard by the economic crisis and had the least cushion from a balance sheet standpoint.  As a result, smaller companies may need several quarters of improved financial results before they start to consider expanding their employee base.

Gross margins in temporary, or contract recruitment, remained under pressure in most markets as the revenue mix is shifting toward larger employers that emphasize procurement-oriented relationships.  Those employers are flexing their purchasing leverage in this early stage of recovery.  However, we believe that in our markets the supply/demand equilibrium will begin to shift as the supply of candidates with the more critical skills becomes more constrained. For this reason, we expect to see a trough in margins in 2010, followed by stabilization and improvement in 2011.

The United Kingdom was the first market in Europe to decline in the recession, but has been the first market in the region to show strong signs of a re-emergence. The broadening economic turnaround was apparent in our business and has now expanded outside of the city of London and the banking and financial services sectors. Early results indicate that our business in the United Kingdom is recovering at an accelerated rate compared to some of our key competitors. We attribute this to the determination and strategic management of the United Kingdom leadership team through the recession, which we believe has positioned the business to take full advantage of improvements in the global economy.

In the first quarter, Hudson Asia continued to produce strong results as hiring expectations in most of our key markets in the region have returned to pre-recession levels, with particular growth in banking, finance and IT. Many clients are finding that their internal recruiting resources cannot meet their hiring needs, and while candidates are more willing to change jobs, ‘A’ level candidates are becoming increasingly challenging to find.

Increases in gross margin translated into EBITDA improvements at an outsized rate, with Hudson achieving consolidated operating leverage of over 300 percent in the first quarter compared with the prior year period. We believe that this trend will continue throughout 2010 as we expect to benefit from the cost actions we took in 2008 and 2009.  Thus, in markets where gross margin is recovering, our teams are doing a good job of converting the improved demand into improved profits.

Regional Highlights

Europe

In the first quarter of 2010, Hudson Europe’s revenue increased 3 percent sequentially from the fourth quarter of 2009, and increased 16 percent from the prior year period. Growth in the region was driven by the United Kingdom, offset by continued weakness in continental Europe. As previously noted, the United Kingdom has continued to recover, with revenue and gross margin up 12 percent and 8 percent, respectively, on a sequential basis and with larger gains on a year-over-year basis. The United Kingdom was the largest contributor to the company’s EBITDA in the first quarter.

In continental Europe, we have not yet seen strong signs of a recovery but we generally see stabilization. The region entered into the recession later than the United Kingdom, and has shown that it will recover later. Revenue and gross margin were down sequentially 10 percent and 8 percent, respectively, from the fourth quarter of 2009, primarily due to competitive conditions in Belgium, the Netherlands and Sweden, with other markets more flat. Last year, the decline from the fourth quarter of 2008 to the first quarter of 2009 was 22 percent. The economic stabilization and skill of our local leadership throughout 2009 resulted in a significant improvement in continental Europe’s profit contribution compared with first quarter last year.

Hudson Europe achieved a gross margin increase of $2.2 million from the prior year period and reduced SG&A expenses. As a result, Europe produced EBITDA of $0.4 million in the first quarter, representing improvements from a loss of $1.6 million in the fourth quarter of 2009 and from the prior year period loss of $3.6 million.

Australia and New Zealand

Australia weathered the economic downturn better than most other major economies of the world, and the recent financial trends of our Australia and New Zealand (ANZ) business reflect this. Australia represented about 89 percent of the region’s gross margin in the first quarter of 2010. Overall, ANZ gross margin increased 9 percent from the prior year period and declined 6 percent from the fourth quarter of 2009. Permanent recruitment declined 1 percent from the fourth quarter of 2009, a smaller seasonal decline than in prior years. EBITDA was a profit of $0.2 million, compared with an EBITDA loss of $0.5 million in the fourth quarter of 2009 and a loss of $1.8 million in the first quarter of 2009.

Asia

We have seen a broadening of the recovery in Asia, from China into Hong Kong and Singapore, as business confidence and employment intentions continue to improve. Gross margin increased 55 percent in the first quarter of 2010 from the prior year period and declined 5 percent from the fourth quarter of 2009. Banking and finance have rebounded quickly in the region and were strong growth drivers in Hong Kong and Singapore in the first quarter. In China, our IT business also performed well in the quarter. EBITDA was $0.6 million in the first quarter, compared with $1.2 million in the fourth quarter of 2009 and a loss of $0.6 million in the prior year period.

North America

Hudson North America showed continued signs of recovery in the first quarter of 2010, as the typical seasonal decline from the fourth quarter was effectively eliminated compared with prior years. On a sequential basis, revenue was 1 percent higher than the fourth quarter of 2009. Revenue was down 10 percent from the prior year period, due to weakness in the Finance and IT businesses that tend to serve smaller or niche companies. The Legal business, which represented nearly 70 percent of the region’s revenue, increased compared with both the fourth quarter of 2009 and the prior year period. Strength in Legal was primarily due to increased M&A and intellectual property project work.

Gross margin declined 15 percent from the prior year period and 9 percent from the fourth quarter of 2009. Temporary contracting gross margin percentage was 20.8 percent, a decline of 90 basis points from the prior year period, attributable to lower overall average bill rates and a change in client mix toward high volume clients with lower margins in this early stage of recovery.  Expenses were down 30 percent from the prior year period, generating an EBITDA loss of $0.2 million in the first quarter, compared with a loss of $1.2 million in the fourth quarter of 2009 and a loss of $5.4 million in the prior year period.

Corporate

Corporate SG&A expenses were $4.5 million in the first quarter of 2010, a decrease of $0.3 million from the first quarter of 2009. The decrease was driven by lower compensation costs.

We have increased our corporate management cost allocation to better reflect the time spent by corporate resources on regional matters as a result of the management reductions in 2008 and 2009. This has the effect of reducing the reported EBITDA loss for our corporate segment and also reduces the reported EBITDA results of our regional businesses by a corresponding amount. In the first quarter of 2010, we allocated $2.1 million of corporate expenses to our regional businesses, up from $1.1 million a year ago.

As a result of the decrease in the incurred expenses and the higher allocation to the regional businesses in 2010, EBITDA was a loss of $2.4 million compared to a loss of $3.5 million in the prior year period.

Liquidity and Capital Resources

At the end of the first quarter of 2010, the company had $24.1 million in cash and $10.5 million in borrowings under its primary credit facility and $0.9 million in borrowings under its local credit facilities, down from $36.1 million in cash and $10.5 million in borrowings at the end of the fourth quarter of 2009. The primary use of cash in the first quarter was to fund the increase in temporary contracting revenue.  In addition, the company had availability as of March 31, 2010 under its primary credit facility of $10.3 million and under local country credit facilities of $4.8 million, for a total of $15.1 million. Subsequent to March 31, 2010, the company raised an additional $19.2 million of net cash proceeds from its recent public offering of common stock.

Guidance

The company currently expects second quarter 2010 revenue of $190 - $200 million at prevailing exchange rates and EBITDA of $1 - $4 million.  This compares with revenue of $173.8 million and an EBITDA loss of $9.5 million in the second quarter of 2009.

Safe Harbor Statement

This letter contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this letter, including those under the caption “Guidance” and other statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations including the current economic downturn; the ability of clients to terminate their relationship with the company at any time; risks in collecting our accounts receivable; implementation of the company’s cost reduction initiatives effectively; the company’s history of negative cash flows and operating losses may continue; the company's limited borrowing availability under our credit facility, which may negatively impact our liquidity; restrictions on the company’s operating flexibility due to the terms of its credit facility; fluctuations in the company’s operating results from quarter to quarter; risks relating to the company’s international operations, including foreign currency fluctuations; risks related to our investment strategy; risks and financial impact associated with dispositions of underperforming assets; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets and the company’s dependence on highly skilled professionals; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; the company’s dependence on key management personnel; volatility of stock price; the impact of government regulations; financial impact of audits by various taxing authorities; and restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this letter. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts' expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.
SEGMENT ANALYSIS
(in thousands)
(unaudited)

For The Three Months Ended March 31, 2010	Hudson Americas	Hudson Europe	Hudson ANZ	Hudson Asia	Corporate	Total
Revenue	$39,507	$76,654	$56,822	$7,135	$-	$180,118
Gross margin	$9,279	$32,530	$17,776	$6,836	$-	$66,421
Business reorganization and integration expenses (recovery)	$142	$87	$(116)	$-	$-	$113
Non-operating expense (income), including corporate administration charges	(509)	1,178	582	188	(2,097)	(658)
EBITDA (Loss) (1)	$(241)	$436	$249	$597	$(2,408)	$(1,367)
Depreciation and amortization expenses						2,287
Interest expense (income)						232
Provision for (benefits from) income taxes						252
Loss (income) from discontinued operations, net of taxes						69
Net Income (loss)						$(4,207)

For The Three Months Ended March 31, 2009 (2)	Hudson Americas	Hudson Europe	Hudson ANZ	Hudson Asia	Corporate	Total
Revenue (2)	$44,023	$66,387	$49,997	$4,743	$-	$165,150
Gross margin	$10,962	$30,313	$16,303	$4,426	$-	$62,004
Business reorganization and integration expenses (recovery)	$1,624	$2,338	$1,884	$(7)	$-	$5,839
Non-operating expense (income), including corporate administration charges	605	192	172	(389)	(1,201)	(621)
EBITDA (Loss) (1)	(5,391)	(3,611)	(1,751)	(615)	(3,548)	(14,916)
Depreciation and amortization expenses						3,788
Interest expense (income)						191
Provision for (benefits from) income taxes						(4,060)
Loss (income) from discontinued operations, net of taxes						(9,276)
Net Income (loss)						$(5,559)

For the Three Months Ended June 30, 2009	Hudson Americas	Hudson Europe	Hudson ANZ	Hudson Asia	Corporate	Total
Revenue	$43,133	$68,187	$56,653	$5,875	$-	$173,848
Gross margin	$10,512	$31,280	$17,660	$5,432	$-	$64,884
Business reorganization and integration expenses (recovery)	$1,124	$2,328	$(8)	$104	$14	$3,562
Goodwill and other impairment charges (recovery)	(120)	-	-	1,669	-	1,549
Non-operating expense (income), including corporate administration charges	531	690	(243)	168	(1,200)	(54)
EBITDA (Loss) (1)	$(2,002)	$(2,220)	$817	$(2,063)	$(4,035)	$(9,503)
Depreciation and amortization expenses						2,840
Interest expense (income)						182
Provision for (benefits from) income taxes						2,975
Loss (income) from discontinued operations, net of taxes						2,272
Net Income (loss)						$(17,771)

(1)
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

(2)	Prior year revenue has been reclassed to conform to current year presentation.

HUDSON HIGHLAND GROUP, INC.
Reconciliation For Constant Currency
(in thousands)
(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. The company uses constant currency to depict the current period results at the exchange rates of the prior period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	2010			2009
		Currency	Constant
	As Reported	Translation	Currency	As Reported
Revenue:
Hudson Americas	$39,507	$(30)	$39,477	$44,023
Hudson Europe	76,654	(5,352)	71,302	66,387
Hudson ANZ	56,822	(15,140)	41,682	49,997
Hudson Asia	7,135	(208)	6,927	4,743
Total	180,118	(20,730)	159,388	165,150
Direct costs:
Hudson Americas	30,228	(14)	30,214	33,061
Hudson Europe	44,124	(3,205)	40,919	36,074
Hudson ANZ	39,046	(10,384)	28,662	33,694
Hudson Asia	299	(12)	287	317
Total	113,697	(13,615)	100,082	103,146
Gross margin:
Hudson Americas	9,279	(16)	9,263	10,962
Hudson Europe	32,530	(2,147)	30,383	30,313
Hudson ANZ	17,776	(4,756)	13,020	16,303
Hudson Asia	6,836	(196)	6,640	4,426
Total	$66,421	$(7,115)	$59,306	$62,004
Selling, general and administrative (1)
Hudson Americas	$10,785	$(49)	$10,736	$15,132
Hudson Europe	31,453	(2,135)	29,318	33,179
Hudson ANZ	17,608	(4,655)	12,953	16,658
Hudson Asia	6,224	(164)	6,060	5,695
Corporate	4,550	(1)	4,549	4,812
Total	$70,620	$(7,004)	$63,616	$75,476

(1)	Selling, general and administrative expenses include depreciation and amortization expenses.